UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd. (“Argo Group”), a Bermuda corporation, will be held on May 6, 2008 at 10:30 am local time at the corporate offices of Argo Group, located at 110 Pitts Bay Road, Pembroke HM 08, Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect four Class I directors to the Argo Group Board of Directors (the “Board” or “Board of Directors”) for a term of three years;

2.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2008 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors;

3.	To consider and act upon such other business as may properly come before the Annual General Meeting or any adjournments or postponements thereof.

The Board has fixed the close of business on March 14, 2008 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request either an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle
Secretary

March 17, 2008

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 6, 2008, at 10:30 am local time at the principal executive offices of Argo Group, located at 110 Pitts Bay Road, Pembroke HM 08, Bermuda and at any postponements or adjournments thereof.

On March 14, 2007, Argonaut Group, Inc. (“Argonaut” or “Argonaut Group”) entered into an agreement and plan of merger with PXRE Group Ltd. (“PXRE”) and PXMS Inc., a wholly owned subsidiary of PXRE, under which PXMS, Inc. was to merge with and into Argonaut, with Argonaut continuing after the merger as the surviving corporation and as a wholly owned subsidiary of PXRE (the “Merger”). The Merger provided for Argonaut’s shareholders to receive PXRE shares in exchange for their Argonaut shares. On July 25, 2007 the shareholders of both Argonaut and PXRE approved the Merger and the transaction subsequently closed on August 7, 2007. Upon the closing of the Merger, PXRE was renamed Argo Group International Holdings, Ltd. Although PXRE was the surviving entity and legal acquirer in the Merger, immediately following the Merger the former shareholders of Argonaut owned approximately 73% of Argo Group and the former shareholders of PXRE owned 27% of Argo Group. As such, Argonaut was the acquirer for financial accounting purposes. Please refer to PXRE’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (“SEC”) on June 18, 2007 for additional information about the Merger, a copy of which is available on Argo Group’s web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which this Notice of Annual General Meeting of Shareholders and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of Argo Group either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual General Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice of Annual General Meeting.

As permitted by rules recently adopted by the SEC, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice of Annual General Meeting (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 27, 2008. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2007 Annual Report on Form 10K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Finally during April 2008, Argo Group will send its shareholders a Summary Annual Report which will include condensed financial statements.

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

March 14, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 30,681,126 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

All matters referenced in this Proxy Statement upon which the shareholders will be asked to consider and vote will, in accordance with our Bye-Laws, be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy at the Annual General Meeting. A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposals for the election of directors and the ratification of the appointment of Ernst & Young (“E&Y”).

Under our Bye-Laws, absent a Board waiver, no person is entitled to exercise voting power on a matter in excess of a maximum limitation of 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held directly, indirectly, beneficially or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that each of its directors except Mark E. Watson, III, the Chief Executive Officer of Argo Group, and Fayez Sarofim, is “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect. Prior to the Merger, the board of directors of PXRE had determined that each of its directors except Jeffrey Radke and Gerald Radke was “independent” in accordance with the applicable corporate governance listing standards of the New York

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer. A copy of the Ethics Code is available through the Company’s web site at www.argolimited.com. In addition, copies of the Ethics Code can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Ethics Code that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During the initial Argo Group Board of Directors meeting in August of 2007, the Argo Group Board of Directors established the following committees: the Executive Committee, the Audit Committee, the Investment Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The Board of Directors has no other committees. While Argo Group does not have a policy requiring directors to attend the Annual General Meeting of shareholders, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting of shareholders and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting of Shareholders held in November of 2007 except David Hartoch, Philip McLoughlin and Fayez Sarofim

Between the closing of the Merger on August 7, 2007 and December 31, 2007, the Argo Group Board of Directors met 2 times, the Executive Committee did not meet, the Audit Committee met 3 times, the Investment Committee met 3 times, the

Compensation Committee met 2 times, and the Corporate Governance and Nominating Committee met once. During that time, all Argo Group directors attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they served except David Hartoch, Philip McLoughlin and Fayez Sarofim. The independent directors met in executive session 2 times.

During 2007 prior to the Merger, the PXRE Directors had established the following committees: the Executive Committee, the Audit Committee, the Investment Committee, the Human Resources Committee, the Nominating Committee and the Special Committee. The PXRE Board of Directors had no other committees. Between January 1, 2007 and August 6, 2007, the PXRE Board of Directors met 5 times, the Executive Committee did not meet, the Audit Committee met 4 times, the Investment Committee met 3 times, the Human Resources Committee met one time, the Nominating Committee did not meet and the Special Committee met 18 times. During that time, all of the PXRE directors attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they served. The independent directors met in executive session one time.

Executive Sessions of Non-Management Directors

In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least two times each year, in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Cash, Browne, De Leon, Josephson, Maresh and Power, each of whom is “independent” as defined by Rule 4200(a)(15) of the Nasdaq’s listing standards, and also meets the additional independence and other requirements for audit committee membership under Rule 4350(d)(2) of those standards.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. The Audit Committee is primarily responsible for, among other things, (a) review of quarterly and annual financial results and other financial information, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) reviewing all recommendations of the auditors with respect to accounting methods and internal controls of the Company, (d) reviewing and approving in advance audit and non-audit services and reviewing the scope of the audits conducted by the auditors, and (e) overseeing the Company’s internal audit procedures. The Audit Committee’s role includes discussing with management, internal audit and the independent auditors the Company’s processes to manage its business and financial risk, and processes for compliance with significant applicable legal and regulatory requirements. The Board of Directors has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP (“E&Y”);

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees); and

•

received from E&Y the written disclosures and the letter regarding E&Y’s independence as required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed the independence of E&Y with representatives of E&Y.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE: Frank W. Maresh, Chairman F. Sedgwick Browne H. Berry Cash Hector De Leon Mural Josephson John R. Power, Jr.

Audit Committee Financial Experts

Frank W. Maresh and Mural Josephson are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that they have appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing standards.

Investment Committee

During 2007, the Investment Committee consisted of Messrs. Cooper, Fulkerson, Hartoch, Watson and Woods. Mr. Fulkerson resigned from the Investment Committee on December 31, 2007. The Investment Committee sets the Company’s investment policy. All investment transactions are ratified by the full Board of Directors. The Board of Directors has adopted a written charter for the Investment Committee that specifies the scope of the Investment Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee

The Compensation Committee consists of Messrs. De Leon, McLoughlin, Power and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect. A discussion of the Compensation Committee’s role begins on page 15 and a discussion of the Company’s Compensation Philosophy begins on page 16. The Board of Directors has adopted a written charter that specifies the scope of the Compensation Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2007 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Fulkerson, Maresh, and Woods, each of whom is “independent” in accordance with the applicable director independence standards of Nasdaq as currently in effect. The purpose of the Corporate Governance and Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. The Board of Directors has adopted Corporate Governance Guidelines and a written charter for the Corporate Governance and Nominating Committee that specifies the scope of the Committee’s responsibilities, copies of which are available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Process for Nominating Directors

The Corporate Governance and Nominating Committee identifies director nominees from various sources such as officers, directors, shareholders and third party consultants to assist in identifying and evaluating potential nominees. The Corporate Governance and Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by a current director. The Corporate Governance and Nominating Committee will assess all director nominees taking into account several factors including, but not limited to, the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The Corporate Governance and Nominating Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2009 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for the Next Annual General Meeting of Shareholders” beginning on page 33. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) the number and class of all shares of each class of capital shares of the Company beneficially owned by the person or persons to be nominated; (c) a representation that the nominating shareholder is a shareholder of record of the Company’s shares entitled to vote at such meeting, including setting forth the number and class of all shares of each class of capital shares of the Company beneficially owned by the nominating shareholder, and that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual General Meeting of shareholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Related Person Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. The General Counsel administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our website under “Corporate Governance” at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In determining the independence of Directors, the Audit Committee considered the following transactions and relationships that occurred during 2007. The Company believes that the following transactions and relationships were reasonable and in the best interest of the Company.

Century Capital Entities. The Company’s subsidiary, Argonaut Group, and Asset Allocation & Management Company, L.L.C. (“AAM”) are parties to the AAM Investment Management Agreement, dated as of March 1, 2004, pursuant to which AAM agrees to make investment decisions with respect to and otherwise manage certain funds deposited by Argonaut Group for that purpose guided by the Investment Policy and Guidelines Statement approved by the Company’s Board of Directors. For the year ended December 31, 2007, fees paid by Argonaut Group constituted less than 5% of AAM’s consolidated gross revenues. As of December 31, 2007, AAM managed $785.0 million of Argonaut Group’s investments. Argonaut Group paid AAM $0.8 million for services provided for the year ended December 31, 2007. It is anticipated that for calendar year 2008 revenue generated from Argonaut Group under the AAM Investment Management Agreement will again comprise less than 5% of the gross consolidated revenues of AAM. The AAM Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice.

In August 2002, one of Argonaut Group’s subsidiaries committed to a $5.0 million investment, as a limited partner, in Century Capital Partners III, LP (“CCP III”), an investment partnership which specializes in investing in the insurance industry. Century Capital

Management, LLC (“CCML”) is the Investment Advisor to Century Capital Partners II, L.P. (“CCPII”) and CCPIII that collectively held a majority ownership interest in AAM. Allan W. Fulkerson, who joined the Argonaut Group Board in 2004 and became a director of Argo Group immediately following the merger, had a consulting Relationship with CCML that ended in March 2007. Mr. Fulkerson holds fractional ownership interests in the general partners of CCPII and CCPIII. As such, he had an indirect ownership interest in AAM equal to less than one-half of one percent. In December 2007, CCPII and CCPIII sold their interest in AAM to a third party.

Fayez Sarofim & Co. Certain insurance subsidiaries of the Company and Fayez Sarofim & Co. (“Investment Manager”) are parties to investment agreements (the “Investment Management Agreements”), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company’s insurance subsidiaries for those purposes. The Investment Manager is owned 100% by the Sarofim Group, Inc. the majority of which is owned by Fayez Sarofim, a director of the Company. As of December 31, 2007, Fayez Sarofim & Co. managed $274.2 million fair market value of the Company’s insurance subsidiary’s investments. Argonaut Group paid Fayez Sarofim & Co. approximately $0.7 million for services provided for the year ended December 31, 2007. The Investment Management Agreements are terminable by either party at any time on 30 days advance written notice.

Swett & Crawford. Swett & Crawford is one of the largest wholesale insurance brokers in the United States, placing nearly $2.6 billion in premium volume in their most recent fiscal year. David Hartoch, who is a member of the Company’s Board of Directors, is currently the Chairman of Swett & Crawford. Mr. Hartoch served as the Chairman and Chief Executive Officer of Swett & Crawford from 1997 to 2003, as a consultant to Swett & Crawford from 2003 to 2005 and as acting Chairman and Chief Executive Officer of Swett & Crawford from April 1, 2005 to November 15, 2005. During the year ended December 31, 2007, Swett & Crawford placed insurance with the Company’s Colony Group totaling $36.5 million in gross written premiums. Swett & Crawford earned $6.6 million in commissions on this business.

Bermuda Housing. Prior to February 29, 2000, PXRE Group, Ltd.’s former chief executive officer, Jeffrey L. Radke, held a second mortgage on a home in Bermuda that he leases as his residence. The second mortgage secured the repayment of a loan made by Mr. Radke to a charitable trust in the amount of $588,000, which was used by the charitable trust to purchase the home. The loan, which becomes due in 2019, bears interest at a rate that is dependent upon the sale price of the home at the end of the loan term. On February 29, 2000, Mr. Radke assigned the second mortgage to PXRE Group, Ltd. in exchange for a payment of $500,000 by PXRE Group, Ltd. to Mr. Radke. Mr. Radke retained an interest in the second mortgage represented by $88,000 of the original $588,000 principal amount of the loan. The transaction was evaluated by PXRE Group, Ltd. at the time of the transaction using its then-current policies for the evaluation of related party transactions. On December 13, 2007 Argo Group, as the successor to PXRE Group, Ltd., sold the second mortgage to a third party and, in connection with that transaction, Mr. Radke confirmed that Argo Group has no further obligation to him in respect of the second mortgage or the underlying loan. Effective at the time of the Merger, Mr. Radke resigned as Chief Executive Officer and President of PXRE. Currently, Mr. Radke serves as a consultant to the Company.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 14, 2008 of each person known to Argo Group to beneficially own more than 5 percent of the Common Shares.

	Common Shares (1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Singleton Group LLC 335 Maple Drive, Suite 177 Beverly Hills, CA 90210	2,718,637	(2)	8.9%
Wells Fargo & Company / MN 420 Montgomery Street San Francisco, CA 94163	2,559,430		8.35%

(1)	The information in this table is based on information reported on Schedules 13D, 13F-HR or 13G, or Forms 3 or 4 filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on March 14, 2008 or that become exercisable within 60 days after March 14, 2008. Unless otherwise indicated in the footnote below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	The Singleton Group LLC (the “LLC”), a limited liability company formed under the laws of Delaware, is engaged in investing in and holding domestic and foreign equity securities, government securities and related instruments. The LLC and William W. Singleton, Christina Singleton Mednick, and Donald E. Rugg, as managers of the LLC, share voting power with respect to 2,718,637 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 14, 2008 of (i) each director of Argo Group, (ii) each individual who has been identified as a named executive officer of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as named executive officers of Argo Group or its subsidiaries as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)
Gary V. Woods	7,833	(2)	*
F. Sedgwick Browne	6,823	(2)	*
H. Berry Cash	4,869	(2)	*
Bradley E. Cooper	600	(2)	*
Hector De Leon	6,283	(2)	*
Allan W. Fulkerson	14,354	(2)	*
David Hartoch	4,866	(2)	*
Mural R. Josephson	2,106	(2)	*
Philip R. McLoughlin	4,412	(2)	*
Frank W. Maresh	5,512	(2)	*
John R. Power, Jr.	7,184	(2)	*
Fayez S. Sarofim	714,862	(3)	2.3%
Mark E. Watson III	414,664	(2)	1.4%
Barbara C. Bufkin	67,834	(2)	.2%
Mark W. Haushill	50,928	(2)	.2%
Dale Pilkington	23,185	(2)	*
Charles W. Weaver	25,296	(2)	*
All directors, individuals identified as senior executives of Argo Group and its subsidiaries as a group (17 persons)	1,361,611

*	Less than 0.1 percent of the outstanding Common Shares
(1)	The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 14, 2008 or that become exercisable within 60 days after March 14, 2008. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes beneficial ownership of Common Shares which are issuable upon the exercise of options and vesting of restricted stock, as follows: Mr. Woods – 3,242; Mr. Browne – 4,774; Mr. Cash – 3,242, Mr. Cooper – 500, Mr. De Leon – 3,242; Mr. Fulkerson – 3,242; Mr. Hartoch – 3,242; Mr. Josephson – 1,357, Mr. Maresh – 3,242; Mr. McLoughlin – 4,282, Mr. Power – 3,242; Mr. Watson – 202,744; Ms. Bufkin – 55,093; Mr. Haushill – 34,429; Mr. Pilkington – 6,258; and Mr. Weaver – 20,264.
(3)	Mr. Sarofim may be deemed to be the beneficial owner of 714,862 Common Shares. Of those shares, Mr. Sarofim has sole voting and dispositive power with respect to 439,067 shares. Mr. Sarofim is Chairman of the Board and President, a director and owner of a majority of the outstanding capital stock of Fayez Sarofim & Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Sarofim has shared dispositive power over 265,523 shares of Common Shares which are owned by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim & Co, for its own account and 10,272 shares which are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients.

(4)	This schedule does not include shares held by Jeff Radke, Bruce Byrnes and Bob Myron, former Named Executive Officers of PXRE. In a Form 4 filed on September 4, 2007, Bruce Byrnes disclosed that he no longer held any Argo Group stock. Immediately following the Merger, Jeff Radke owned 19,481 Common Shares. On October 2, 2007, Mr. Myron owned 1,538 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Argo Group believes that during 2007 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. Each class of directors serves for a term of three (3) years.

Four Class I directors are to be elected at the Annual General Meeting, The Board of Directors has nominated H. Berry Cash, Bradley E. Cooper, Fayez S. Sarofim and Mark E. Watson III, each of whom is presently serving on the Board, for re- election as Class I directors to serve three-year terms until the Annual General Meeting of shareholders in 2011 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical information for the four Class I nominees to be elected this year:

H. Berry Cash (69) became a director of the Company immediately following the Merger in August 2007. Mr. Cash had been a director of Argonaut since May 2005. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash currently serves on the board of directors of the following publicly held companies: Ciena Corporation, Silicon Laboratories Inc., i2 Technologies, Inc., Staktek Holdings, Inc. and First Acceptance Corporation.

Bradley E. Cooper (41) continued as a director of the Company following the Merger in August 2007. Before the Merger, Mr. Cooper had been a director of PXRE since April 2002. Mr. Cooper is a partner and director of Union Square Partners, an investment firm he joined as a founding partner upon its formation in February 2007. He is also a partner and director of Capital Z Management, LLC which he joined as a founding partner in 1998. Before that, he held positions at Insurance Partners, L.P. and International Insurance Advisers, L.P. He is currently a director of NewStar Financial, Inc.

Fayez S. Sarofim (79) became a director of the Company immediately following the Merger in August 2007. Mr. Sarofim had been a director of Argonaut since 1986. He is Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He is currently a director of Unitrin, Inc.

Mark E. Watson III (43) became a director of the Company immediately following the Merger in August 2007. He has been President and Chief Executive Officer of Argo Group since August 2007 and President and Chief Executive Officer of Argonaut since January 2000. Mr. Watson had been a director of Argonaut since June 1999. Mr. Watson joined Argonaut as Vice President in September 1999. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm in 1998 and 1999, and served from 1992 to 1998 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company.

Biographical information for the directors whose term will expire in 2009 and 2010:

The following biographical information is for the four Class II directors whose terms will expire in 2009:

Allan W. Fulkerson (74) became a director of the Company immediately following the Merger in August 2007. Mr. Fulkerson had been a director of Argonaut since May 2004. Mr. Fulkerson is currently a managing member of Red Hill Capital, LLC. Mr. Fulkerson was President and a director of Century Capital Management, Inc. (“CCHI”), a registered investment advisor that specialized in the insurance industry, and Chairman of Century Shares Trust until January 2004. Subsequently he had a consulting relationship with CCML, CCMI’s successor in interest, from January 2004 to March 2007. He had been associated with CCMI and its predecessor, successor and affiliated entities for more than thirty years. Mr. Fulkerson is a director of HCC Insurance Holdings, Inc. and Montpelier Re Holdings, Ltd.

David Hartoch (69) became a director of the Company immediately following the Merger with Argonaut in August 2007. Mr. Hartoch had been a director of Argonaut since May 2004. Mr. Hartoch is currently the Chairman of Swett & Crawford. From April 1, 2005 until November 15, 2005, Mr. Hartoch was the acting Chairman and Chief Executive Officer of Swett & Crawford, where he had served as Chairman and Chief Executive Officer from 1997 to 2003. Between January 1, 2004 and April 1, 2005, Mr. Hartoch served as a consultant to Swett & Crawford. He was elected President of the NAPSLO trade association from 1993 to 1994 and was President and Chief Operating Officer of Sherwood Insurance Services from 1991 to 1997.

Mural R. Josephson (59) continued as a director of the Company following the Merger in August 2007. Before the Merger, Mr. Josephson had been a director of PXRE since August 2004. Mr. Josephson retired from Kemper Insurance Companies in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as a senior audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson is currently a member of the board of directors and chairman of the Audit Committee of HealthMarkets, Inc., an insurance holding company. He also serves on the board of directors of SeaBright Insurance Holdings, Inc., a NASDAQ traded insurance holding company, and its wholly owned subsidiary, SeaBright Insurance Company, and is the Chairman of their Audit Committee.

Philip R. McLoughlin (61) continued as a director of the Company following the Merger in August 2007. Before the Merger, Mr. McLoughlin had been a director of PXRE since its organization in 1999 and was elected a director of PXRE Delaware in 1986. Mr. McLoughlin was a director, Chairman and Chief Executive Officer of Phoenix Investment Partners, Ltd. from October 1995 to September 2002. Mr. McLoughlin was also Executive Vice President, Chief Investment Officer and a director of The Phoenix Companies, Inc. from November 2000 to July 2002. He also served in various positions, including Chief Investment Officer, for Phoenix Life Insurance Company and its subsidiaries until September 2002. He is currently a partner of Cross Pond Partners, Ltd., and a director of Phoenix Funds and Phoenix Edge Series Fund, World Trust (a Luxembourg-domiciled UK investment trust), DTF Fund, and Duff and Phelps Corporate and Utility Fund.

The following biographical information is for the five Class III directors whose terms will expire in 2010:

F. Sedgwick Browne (65) continued as a director of the Company following the Merger in August of 2007. Before the Merger, Mr. Browne had been a director of PXRE since 1999. Mr. Browne served as Vice-Chairman of the board of directors of PXRE from 2003 until the Merger. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, on September 30, 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry.

Hector De Leon (61) became a director of the Company immediately following the Merger in August 2007. Mr. De Leon had been a director of Argonaut since February 2003. Mr. De Leon is the managing partner of De Leon, Boggins & Icenogle, P.C., a law firm in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was General Counsel of the Texas State Insurance Board and previously served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance company based in San Antonio, Texas.

Frank Maresh (69) became a director of the Company immediately following the Merger in August 2007. Mr. Maresh had been a director of Argonaut since December 2003. Mr. Maresh is a consultant, investor and owner in numerous private enterprises. He is a CPA and was formerly the Vice Chairman of KPMG in the United States. Mr. Maresh sat on the Texas State Board of Public Accountancy from 1993 to 1999 where he served as both Chairman of the Board and Chairman of the Major Case Committee. In addition, Mr. Maresh is a member of the board and a member of the audit committee of Eagle Materials, Inc., a member of the board of the McCombs School of Business at the University of Texas, a member of the board of the University of Texas Accounting Department, a member of the audit committee of the University of Texas, and a trustee and chairman of the audit committee of Schreiner University.

John R. Power, Jr. (52) became a director of the Company immediately following the Merger in August 2007. Mr. Power had been a director of Argonaut since January 2000. He is President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power currently serves as a board member of Case Corporation’s financial subsidiary.

Gary V. Woods (64) became a director of the Company immediately following the Merger in August 2007. Mr. Woods had been a director of Argonaut since March 2000 and Chairman of the Board of Directors of Argonaut since April 2001. Mr. Woods is President of McCombs Enterprises and currently serves on the board of the Cancer Therapy and Research Center, which is based in San Antonio, Texas.

Director Compensation

(a)	(b)	(c)		(d)	(h)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)		Option Award (3)	Total
Gary Woods 4(a) 4(f)	$92,000	$39,947		$30,400	$162,347
F. Sedgwick Browne 4(d)	$236,250	$0		$0	$236,250
H. Berry Cash 4(d)	$84,000	$(8,869	)(2(b))	$30,400	$105,531
Bradley E. Cooper	$137,500	$0		$0	$137,500
Hector De Leon 4(b) 4(d) 4(f)	$101,500	$47,085		$30,400	$178,985
Allan W. Fulkerson	$67,500	$28,711		$30,400	$126,611
David Hartoch	$56,500	$29,127		$30,400	$116,027
Mural R. Josephson 4(d)	$220,250	$0		$0	$220,250
Philip R. McLoughlin 4(f)	$234,500	$0		$0	$234,500
Frank W. Maresh 4(c)	$113,500	$23,227		$30,400	$167,127
John R. Power, Jr. 4(d) 4(e)	$118,500	$57,110		$30,400	$206,010
Fayez S. Sarofim	$48,000	$(8,869	)(2(b))	$30,400	$69,531

(1)	Before the Merger, an Argonaut Group non-employee director could make an irrevocable election to contribute 0%, 50% or 100% of his or her anticipated cash fees to the Argonaut Deferred Compensation Plan for Non-Employee Directors, an unfunded, non-qualified plan established by Argonaut Group in 2005. Deferred cash compensation amounts were credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. Any amounts contributed to the plan could not be removed until a participant ceased to be a member of the Board or a Change of Control occurred, whichever came first. This provision was triggered when the Merger was consummated and all participants ceased to be members of the Argonaut Group Board. The plan was frozen and distributions were made six months after the Merger.

Before the Merger, PXRE had established the PXRE Director Equity and Deferred Compensation Plan. This plan both allowed directors to defer compensation and provided annual equity awards to directors. Because there were not sufficient common shares available to grant to directors in 2007, the PXRE Human Resources Committee agreed to make a one-time payment of $60,000 to each director in lieu of the restricted common shares and stock options that would normally have been received under the plan. Under the provisions of the plan, it terminated after the Annual General Meeting was held on November 13, 2007. Deferrals under the plan were paid out in January 2008.

The following table details the breakdown of fees earned by all Argo Group directors during 2007, reported in column (b) of the preceding table.

Director	Cash Portion of Fees Earned for 2007 Performance	Fees Earned for 2007 Performance and Contributed to the Non-qualified Directors Deferred Compensation Plan	Total Fees Earned for 2007 Performance (Column (b))
Gary Woods	$40,166	$51,834	$92,000
F. Sedgwick Browne	$236,250	$0	$236,250
H. Berry Cash	$84,000	$0	$84,000
Bradley E. Cooper	$137,500	$0	$137,500
Hector De Leon	$42,416	$59,084	$101,500
Allan W. Fulkerson	$30,500	$37,000	$67,500
David Hartoch	$19,500	$37,000	$56,500
Mural R. Josephson	$220,250	$0	$220,250
Philip R. McLoughlin	$234,500	$0	$234,500
Frank W. Maresh	$79,833	$33,667	$113,500
John R. Power, Jr.	$48,250	$70,250	$118,500
Fayez S. Sarofim	$48,000		$48,000

The aggregate number of stock units and stock options awards outstanding at December 31, 2007 was:

Name	Stock Units (#)(a)	Stock Options (#)
Gary Woods	4,575	3,242
F. Sedgwick Browne	0	4,774
H. Berry Cash	893	3,242
Bradley E. Cooper	0	500
Hector De Leon	5,103	3,242
Allan W. Fulkerson	3,255	3,242
David Hartoch	3,210	3,242
Mural R. Josephson	0	1,357
Philip R. McLoughlin	0	4,536
Frank W. Maresh	3,292	3,242
John R. Power, Jr.	5,921	3,242
Fayez S. Sarofim	893	0

a.	As discussed above, the cumulative value of the deferred compensation stock units was paid out in either cash or stock in February 2008.

(2)	Expense related to the Stock Units is the amount reported for financial purposes during the fiscal year and is calculated under FAS 123R.

a.	The Company deferred contribution match is converted into Stock Units based upon the closing price of the Company’s stock on the date that the contributed amount would otherwise have been paid. The amount in column (c) is the number of outstanding Stock Units at 12/31/2007 multiplied by $42.13, the price at which the Company’s common stock closed on December 31, 2007, the last trading date of 2007, reduced by the value of outstanding Stock Units reported through 12/31/2006.

b.	Mr. Cash and Mr. Sarofim did not defer any of their fees in 2007; their negative results in column (c) reflect the decline in fair market value in their 2006 awards that occurred during 2007.

(3)	Expense related to Options is the amount reported for financial purposes during the fiscal year and is calculated under FAS 123R. The expense relates to options granted after the 2006 Annual Meeting. No options were granted during 2007.

	Option Award
Name	FAS 123R Expense	Fair Market Value at 12/31/2007 (a)
Gary Woods	$30,400	$0
F. Sedgwick Browne	$0	$0
H. Berry Cash	$30,400	$0
Bradley E. Cooper	$0	$0
Hector De Leon	$30,400	$0
Allan W. Fulkerson	$30,400	$0
David Hartoch	$30,400	$0
Mural R. Josephson	$0	$0
Philip R. McLoughlin	$0	$0
Frank W. Maresh	$30,400	$0
John R. Power, Jr.	$30,400	$0
Fayez S. Sarofim	$30,400	$0

a.	Fair Market Value is equal to the greater of (i) the difference between the exercise price of the options and $42.13, the price at which the Company’s common stock closed on 12/31/2007, multiplied by the number of shares in the grant; and (ii) 0.

(4)	After the Merger, the Argo Group Directors adopted the following schedule for compensation of non-employee Argo Group directors:

Retainer (paid quarterly)	$50,000 annual retainer of which $20,000 is based upon Board meeting attendance

Board Meetings	Attendance = $2,000 per day Audit Committee Attendance = $1,000 per meeting provided that the Audit Committee meeting is not held on the same day as the Board meeting.

Committee fees (paid quarterly)

(a)    Chair, Executive Committee = $20,000 annual retainer

(b)    Member, Executive Committee = $8,000 annual retainer

(c)    Chair, Audit Committee = $40,000 annual retainer

(d)    Member, Audit Committee = $15,000 annual retainer

(e)    Chair, Compensation Committee = $30,000 annual retainer

(f)     Member, Compensation Committee = $8,000 annual retainer

(g)    Chair, Investment Committee = $20,000 annual retainer (effective 1/1/2008)

(h)    Member, Investment Committee = $8,000 annual retainer (effective 1/1/2008)

The Argo Group International Holdings Ltd. Deferred Compensation Plan for Non-Employee Directors was adopted on February 12, 2008. The plan provides that:

a.	A director may defer 0%, 50% or 100% of cash compensation. Deferred amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate.

b.	Argo Group will match 75% of the amount deferred. The Argo Group match will be converted into Stock Units based on the closing price of the Company’s stock on the date that the deferred amount would otherwise be earned. The hypothetical value of a Stock Unit at any point in time will be equal to the market value of Argo Group stock on NASDAQ at the point in time.

c.	Distributions will occur six months after the date on which a participant ceases to be a member of the Board or on the date on which a Change of Control occurs, whichever comes first and will be made in cash.

d.	Each Director will receive an initial grant of 1,650 stock units.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is recommending that the firm of Ernst & Young (“E&Y”) be appointed as our independent auditors for the fiscal year ending December 31, 2008. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. E&Y had audited the financial statements of Argonaut Group since 2002 and began auditing Argo Group after the Merger. A representative of E&Y is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

KPMG LLP (“KPMG”) was the independent auditor for PXRE before the Merger. Argo Group is recommending E&Y as the 2008 independent auditor based on the fact that E&Y was Argonaut’s independent auditor prior to the Merger with PXRE and that Argonaut was the accounting acquirer in the Merger with PXRE. E&Y accepted the appointment as Argo Group’s independent registered public accounting firm as of August 7, 2007 (and at the same time KPMG was dismissed), subject to shareholder approval.

KPMG did not resign and did not decline to stand for re-election as Argo Group’s independent auditor. Furthermore, during PXRE’s two fiscal years ended December 31, 2006, and the subsequent interim period through August 7, 2007, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (2) reportable events.

The audit reports of KPMG on the consolidated financial statements of PXRE as of and for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the independent auditors’ report as of and for the year ended December 31, 2005, which was modified as to consistency in the application of accounting principles. In addition, the auditor’s report as of and for the year ended December 31, 2005 referred to a subsequent event in Note 15. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During PXRE’s two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 through August 7, 2007, the date as of which E&Y accepted the appointment as Argo Group’s independent registered public accounting firm, E&Y has not consulted with Argo Group regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Argo Group’s financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in paragraph (a)(1)(iv) or (a)(1)(v) and related instructions of Item 304 of Regulation S-K. We have furnished a copy of this disclosure to E&Y and provided E&Y the opportunity to furnish us with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of our expression of E&Y’s views, or the respects in which it does not agree with the statements made by Argo Group in response to Item 304(a) of Regulation S-K. We also furnished a copy of this disclosure to KPMG and requested KPMG to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Argo Group in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of KPMG’s letter was filed as Exhibit 16.1 to Argo Group’s Current Report filed on Form 8-K on August 8, 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF ERNST AND YOUNG AS OUR INDEPENDENT AUDITOR AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2006 AND 2007

The fees incurred in 2006 and 2007 for services provided by E&Y to Argo Group were as follows:

Category	2006	2007
Audit Fees (1)	$0	$2,678,864
Audit-Related Fees	0	0
Tax Fees (2)	0	23,969
Other Fees (3)	0	75,071

TOTAL	$0	$2,777,904

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by E&Y for the review of Argo Group’s quarterly report for the third quarter of 2007 and its fee for the audit of Argo Group’s annual consolidated financial statements for the year ended December 31, 2007. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include E&Y’s estimate of unbilled fees related to services for 2007.
(2)	“Tax Fees” are fees incurred for E&Y tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.
(3)	“Other Fees” includes fees for services related to due diligence on and merger and acquisition activities.

Argo Group Pre-Approval Process

All services provided by E&Y to Argo Group in 2007 after the Merger were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group , as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

Fees paid to Independent Auditors by PXRE in 2006 AND 2007

KPMG LLP (“KPMG”) was the independent auditor for PXRE before the Merger. The following table sets forth the aggregate fees billed to PXRE and its subsidiaries by KPMG, its independent auditor, for each of the fiscal years ended December 31, 2006 and in 2007 and the fees paid to E&Y, the current independent auditor, for tax work performed prior to the Merger:

Category	2006	2007
Audit Fees (1)	$983,713	$1,123,896
Audit-Related Fees (2)	21,000	18,000
Tax Fees (3) Other Fees (4)	0 2,400	517,610 252,401

TOTAL	$1,007,113	$1,911,907

(1)	The aggregate audit fees billed by KPMG in 2006 and 2007 prior to the Merger were for professional services rendered for the audit of PXRE’s annual consolidated financial statements and review of the consolidated financial statements included in its Form 10-Q Quarterly Reports, including services related thereto such as fees for statutory audits required by insurance regulatory authorities and audit requirements for Capital Trust I. The aggregate audit fees billed by KPMG in 2007 included professional services rendered in connection with the transition of independent auditors from KPMG to E&Y.
(2)	Audit-Related fees billed related to an SEC comfort letter and examiner work paper review in 2006 and several SEC filings in 2007.
(3)	There were no Tax Fees billed in 2006. Tax Fees billed in 2007 included amounts billed by E&Y prior to the Merger related to preparation and review of 2006 tax returns for PXRE and statutory tax work for a subsidiary, and amounts billed by KPMG for tax services including planning, advice and assistance to PXRE prior to the Merger.
(4)	“Other Fees” reflect amounts billed by E&Y for services related to assistance with Catastrophe Risk Management for Peleus prior to the merger and amounts billed by KPMG which included the purchase of online accounting research software and due diligence on merger and acquisition activities.

PXRE Pre-Approval Process

Either the Audit Committee or the Chairman of the Audit Committee was required to pre-approve all audit and permitted non-audit services performed by PXRE’s independent auditor. If the Chairman of the Audit Committee pre-approved any services to be performed by PXRE’s independent auditor, he reported the pre-approval to the full Audit Committee at its next scheduled meeting.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. None of the services characterized above as Audit-Related Fees, Tax Fees and All Other Fees were billed pursuant to these provisions in fiscal 2006 or 2007 without pre-approval.

Fees paid to Independent Auditors by Argonaut in 2006 AND 2007

The fees incurred in 2006 and 2007 for services provided by E&Y to Argonaut Group before the Merger were as follows:

Category	2006	2007
Audit Fees (1)	$2,061,446	$529,200
Audit-Related Fees (2)	41,500	43,575
Tax Fees (3)	2,555	21,360
Other Fees (4)	0	915,703

TOTAL	$2,105,501	$1,509,838

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by E&Y for the audit of Argonaut annual consolidated financial statements for the years ended December 31, 2006 and the reviews of the consolidated financial statements included in Argonaut’s quarterly reports on Form 10-Q during 2006. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The 2006 and 2007 fees include E&Y’s estimate of unbilled fees related to services for the respective years.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans for both 2006 and 2007.
(3)	“Tax Fees” are fees incurred in either 2006 or 2007 for E&Y tax services, which include tax planning, advice and assistance for Argonaut regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.
(4)	“Other Fees” includes fees for services related to due diligence on and merger and acquisition activities and to the purchase of online accounting research software.

Argonaut Pre-Approval Process

All services provided by E&Y to Argonaut in 2006 and 2007 before the Merger were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group , as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

NAMED EXECUTIVE OFFICERS

The following table sets forth, for the named executive officers of Argo Group and its subsidiaries, such person’s name, age and position with Argo Group and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer, Argo Group	44
Mark W. Haushill	Interim Chief Financial Officer, Argo Group	46
Barbara C. Bufkin	Senior Vice President, Business Development, Argo Group	52
Dale Pilkington	President, Argonaut Group, Inc.	51
Charles W. Weaver	Senior Vice President, Argonaut Group	66

Business Experience of Named Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argo Group since August 2007. Mark E. Watson III had previously been President and Chief Executive Officer of Argonaut since January 2000. Please refer to “Election of Directors— Biographical information for the four Class I nominees to be elected this year” on page 8 for a description of Mr. Watson’s business experience.

Mark W. Haushill joined Argonaut Group in December 2000 and was appointed Vice President, Treasurer and Chief Financial Officer in January 2001. He became Senior Vice President, Treasurer and Chief Financial Officer on August 3, 2004 and was appointed Interim Chief Financial Officer of Argo Group on October 17, 2007. Prior to joining Argonaut Group, Mr. Haushill assisted in the management of the Treasury/Capital Management operations of United Services Automobile Association (USAA) from June 1998 to December 2000. Previous to USAA, Mr. Haushill was the Vice President and Controller of Titan Holdings, Inc.

Barbara C. Bufkin has been Senior Vice President, Business Development of Argo Group since August 2007. Prior to joining Argo Group, she was Argonaut’s Senior Vice President, Corporate Business Development, a position she assumed on August 3, 2004. She had served Argonaut as Vice President, Corporate Business Development since September 2002 after previously serving as a reinsurance consultant to Argonaut for a year. Before Ms. Bufkin’s association with Argonaut, she served as Director of Swiss Re New Markets and Chairman, President and Chief Executive Officer of Swiss Re subsidiary Facility Insurance Corporation. During her tenure at Swiss Re, Ms. Bufkin led the insurance privatization practice. Her background includes nearly 15 years in executive positions in the reinsurance intermediary field.

Dale Pilkington was appointed President of Argonaut Group on October 31, 2007. Mr. Pilkington joined Argonaut Group in October 2001 as Chief Underwriting Officer of Colony Insurance Company and was promoted to President and CEO of Colony Insurance Company in 2002. In November 2006, he was promoted to president of Argonaut’s Excess and Surplus (E&S) Lines segment while retaining his responsibilities as head of Colony. Previously Mr. Pilkington held positions at General Reinsurance, E.H. Crump and as an owner in a retail insurance venture. Mr. Pilkington holds a Bachelor of Arts degree in Business with a major in Accounting from the University of South Florida.

Charles W. Weaver joined Argonaut Group in February 2002 as Vice President, Claims. He became Senior Vice President, Claims on August 3, 2004. Having spent over 30 years in the commercial insurance industry, Mr. Weaver has extensive experience in branch, regional and home office claims management. From 2001 to 2002, he worked at Cambridge Integrated Services Group as Senior Vice President of Claims. From 1987 to 2001, he was with Reliance Insurance Company where he was a Vice President of Claims.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2007 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation Tables” and “Compensation Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Role

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring adherence with Argo Group’s compensation philosophy. The Compensation Committee strives to ensure that the total compensation paid to our management is fair, reasonable and competitive. In addition to the oversight it exercises over Argo Group’s compensation practices, the Compensation Committee reviews and approves management’s assessment and recommendations on compensation for all senior executives of Argo Group and its subsidiaries, including those designated as Named Executive Officers (“NEOs”).

The Compensation Committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it. In determining the amount and form of compensation for Argo Group’s senior executives, the Compensation Committee receives and considers recommendations from Argo Group’s management, including recommendations regarding the compensation for the Named Executive Officers, and advice from outside counsel.

In 2007 the Argonaut Compensation Committee asked management to retain Towers Perrin to provide information on Bermuda compensation to the Compensation Committee, including base pay and perquisites. The results of the study were sent directly to the Compensation Committee. In addition, during 2007, Towers Perrin was engaged to assist the Company and the Compensation Committee in the development and drafting of the benefit plans approved by Argo Group shareholders in November, 2007.

Generally, the management of Argo Group and its subsidiaries is tasked with the administration of the compensation program within the parameters approved by the Compensation Committee. Argo Group’s Human Resource and Legal Departments support the Compensation Committee in its oversight of Argo Group’s compensation programs and act pursuant to authority delegated by the Compensation Committee to administer such programs.

Background

The Argonaut that merged with PXRE in 2007 was a very different organization from the company that our current President and CEO, Mark Watson III, joined in June, 1999. The numbers illustrate the extent of the turnaround:

•

Between 1999 and 2002, Argonaut reported losses of $182.6 million, largely due to strengthening of loss reserves and weakness in the legacy business. Between 2003 and 2006, Argonaut reported profits of $367.3 million.

•	On December 31, 2002, Argonaut stock closed at $14.75, down from $19.87 on December 31, 1999. On December 31, 2006 Argonaut stock closed at $34.89.

•	In 1999, Argonaut reported net earned premiums of $93.0 million. In 2006, Argonaut reported net earned premiums of $813.0 million.

The turnaround involved many changes and proceeded along two main tracks. The first involved a change in the business mix. The second involved resolution of legacy issues.

In 1999, Argonaut was predominantly a California workers compensation company. By 2007, it had become a specialty insurer. Over 90% of the business being written in 2007 was different from that being written in 1999. The steps involved in this transformation included:

•	The purchase of the Colony Group (Excess and Surplus Lines) and Rockwood Insurance (Select Markets) in 2001;

•

The acquisition of a number of books of business that complemented existing operations along with the retention of select groups of personnel including: Fulcrum (Excess and Surplus Lines) in 2002; Coregis (Select Markets) in 2003; Grocers (Select Markets) in 2003; and Interstate (Excess and Surplus Lines) in 2005;

•	The hiring of two teams of experienced individuals to launch new businesses: Public Entity (Select Markets) in 2000 and Argonaut Specialty (Excess and Surplus Lines) in 2005; and

•	The sale of the renewal rights to the Risk Management book in 2005.

However, if steps had not been taken to improve the Argonaut’s balance sheet and operations by resolving a number of legacy issues, the changes in the business mix would not have been sufficient to provide Argonaut with the platforms it needed to achieve long-term growth. The actions taken to address issues from the past included:

•	The strengthening of workers compensation and asbestos reserves;

•	The completion of a series of successful capital raising efforts;

•	The successful resolution of the majority of the long standing litigation with the Los Angeles Metropolitan Transit Authority;

•	The profitable sale of most of the properties held by AGI Properties, Inc.; and

•

A change in the Argonaut culture which focused attention on achieving an underwriting profit, something that had not happened at Argonaut for many years, and on successfully competing with an aspirational peer group which included Argonaut’s best independent specialty competitors.

In 2007 we took the next major step in our transformation by announcing the Merger. This transaction resulted in the movement of our corporate headquarters to Hamilton Bermuda and the addition of Peleus Re, a Bermuda based operating entity. Peleus Re will be the primary reinsurer in the International Specialty segment, which was added to the two existing Argonaut segments when the transaction closed. Peleus Re will write specialty reinsurance business worldwide through the broker market.

The Compensation Committee recognized the accomplishments of Mark Watson and the senior executive staff that he built by developing a compensation package that both rewarded the successful turnaround of Argonaut and provided an incentive for these executives to continue to devote their efforts to building Argo Group during the next phase of its development. Argo Group’s current compensation structure is also intended to provide compensation that will allow us to attract the new talent necessary to continue to increase shareholder value in the future, both in the United States and internationally.

COMPENSATION PHILOSOPHY

Objectives of Argo Group’s Compensation Program

Argo Group’s compensation philosophy links pay to business performance and is designed to meet the following objectives:

•	Create shareholder value through sustainable earnings and stock price performance;

•	Reward participants for value creation commensurate with competitive industry standards;

•	Provide a competitive, performance based compensation program which allows Argo Group to attract and retain superior talent; and

•	Develop a strong linkage between financial results, team affiliation, and employee pay.

Interaction of the Elements of the Compensation Program

The Compensation Committee has structured Argo Group’s compensation program to include a number of elements, each of which serves a specific purpose:

•	Argo Group’s base salary and benefit package is designed to allow Argo Group to successfully compete for and retain superior employees;

•

The Annual Incentive Compensation Plan is designed to develop a strong linkage between financial results, team affiliation, and employee pay by rewarding Annual Incentive Plan participants who contribute to the growth and success of Argo Group by achieving pre-established financial goals;

•

The Long-Term Incentive Awards are intended to motivate employees to attain superior performance, to reward employees who achieve individual goals which are established to further Argo Group’s strategic goals and to encourage the acquisition of an ownership interest in Argo Group by employees.

The Elements of the Compensation Program

Base Salary

Consistent with Argo Group’s desire to provide compensation that is sufficient to attract and retain superior employees, when establishing base pay we consider both:

•	The skill and experience level of the employee; and

•	The pay practices of companies with whom we compete for employees.

To ensure that Argonaut’s base salaries were competitive, the Argonaut Compensation Committee selected a comparison group for United States employees which Argo Group adopted after the Merger. This group includes publicly held companies that hold a leadership position in the U.S. specialty market and with whom the Company must compete for superior employees. The Compensation Committee believes that this is more appropriate than looking at the wider group of companies in the property casualty arena which includes many companies with which the Company is not in direct competition for employees. Although the Company considers compensation data for the designated comparison group when establishing base pay, the Company does not target a specific percentage of compensation reported by the designated comparison group. Instead the Company uses the data as a guide in determining the level of compensation necessary to successfully compete for employees. The Company’s designated compensation group for the United States includes:

Arch Capital Group	Axis Capital Holdings	W.R. Berkley
Endurance Specialty Holdings	HCC Insurance Holdings, Inc.	Markel Corp.
Max Re Capital Ltd.	Philadelphia Consolidated	RLI Corp.
Selective Insurance	United America Indemnity

As discussed above, in connection with the Merger, the Compensation Committee requested that Towers Perrin provide an evaluation of Bermuda compensation. Towers Perrin included the following companies in this review:

IPC Holdings	Endurance Specialty Holdings	Arch Capital Group
Axis Capital Holdings Ace Ltd.	Flagstone Reinsurance Holdings	XL Capital, Ltd.

The high quality of both the U.S. peer group and the companies used for the Bermuda study allows the Committee to maintain a high level of continuity in the comparison group over time and to have a consistent base when comparing compensation.

Annual Incentive Compensation Plan

The 2007 Annual Incentive Compensation Plan provides incentive compensation to those officers, executives, and key employees of Argo Group and its subsidiaries who contribute significantly to the growth and success of Argo Group. Participants in the Annual Incentive Plan receive awards under the plan after the end of a plan year if certain specified performance objectives are met during such plan year based upon the individual’s performance. The performance objectives are set by the Compensation Committee at the start of each calendar year and are based on one or more of the performance criteria identified in the plan. Generally, awards will not be made under this plan if the performance goal is not met.

The financial performance goals for Argo Group and its operations are developed during Argo Group’s annual budget planning process. The operating divisions submit their budgets to senior management for approval. Once the senior management review is completed, the budgets for the various operations are combined with executive department budgets and a consolidated budget is created. This is presented to the Board for its approval. Once the Board has approved it, it is used to set the financial performance goals for the Annual Incentive Plan. The performance goals for the operating units are based on underwriting income. The goal for the individuals who oversee the operations of Argo Group as a whole is based on consolidated pre-tax income. Review by senior management and the Board insures that the operating units do not have an incentive to under promise in order to receive inflated incentive awards while the involvement of the operating units insures that senior management will not exert undue pressure on the companies to produce unrealistically optimistic plans. Argo Group believes this process creates a useful tension.

The 2007 Annual Incentive Plan was approved by shareholders in November 2007. The 2007 awards were based on the performance goals set by the Argonaut Board as part of the 2007 compensation review process.

Long-Term Incentive Plan

In addition to the cash awards granted under the Annual Incentive Compensation Plan, employees and non-employee directors may also receive equity grants under the Long-Term Incentive Plan. For employees, these grants will generally be conditioned upon the achievement of established individual performance goals during the year. An employee is notified of both the grant and the performance goal for the year at the time the contingent grant is made. Senior executives may be given multiple performance goals. The Compensation Committee reviews the performance of an employee for the year. If the Compensation Committee decides the employee has achieved the goal, the award will continue to vest. In the case of a senior executive with multiple performance goals, if the Compensation Committee decides that one or more of the performance goals was met, the executive’s award or a portion of the award is allowed to continue to vest. Stock options and/or restricted stock may be awarded under this program. Awards will generally vest over a four year period beginning on the initial grant date.

The Compensation Committee may also grant special equity awards to employees, including Named Executive Officers, to recognize an exceptional achievement or to establish an incentive for a specific performance goal. Awards may also be granted to new employees or to mark a significant event. The awards may take a number of forms but generally stock options or restricted stock will be granted. Such grants may or may not include performance triggers.

Perquisites

Argo Group may provide Named Executive Officers who work in the U.S. with limited perquisites as part of its compensation program. Perquisites provided to one or more Named Executive Officers during 2007 included: country club membership, car allowance, data services, physical exams, financial planning assistance, reimbursement for travel from home to a work location and key man insurance. Both financial and tax planning assistance and physical exams are available to a number of individuals. The Board believes that it is important that its executives have full physical exams and that it is appropriate to provide financial and tax assistance to executives given the complex nature of Argo Group’s compensation program. Both of these perquisites are commonly offered in our marketplace. Most of the other perquisites are the result of hiring agreements. If an NEO had a given perquisite in his prior job, we might offer a similar perquisite as an incentive to become an Argo Group employee.

In addition to the perquisites offered to U.S. employees, Argo Group will provide NEOs who are headquartered outside the United States with perquisites that are consistent with those provided to other executive officers holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. These perquisites include housing allowance, home leave travel allowance and car allowance.

If an employee, including a Named Executive Officer, uses available time in Argo Group’s aircraft time-share plan for personal purposes, the employee is required to reimburse Argo Group for the incremental cost of the trip. Occasionally the spouse of an executive, who is traveling on Argo Group business, joins him or her on the plane. There is no additional cost associated with this spousal travel so there is no payment of incremental cost in this situation.

Stock Ownership Guidelines

Consistent with the Company’s commitment to sound corporate governance principles, the Compensation Committee adopted stock ownership guidelines for non-employee directors and officers effective February 11, 2008. The guidelines are intended to function as an important part of the Company’s executive and director compensation programs and further align the economic interests of the Company’s executives and directors with those of its shareholders. The guidelines apply to all non-employee directors and to a designated group of the Company’s senior executives, including the five Named Executive Officers. Pursuant to the guidelines, each non-employee director will be required to hold equity in the Company with a value equal to or greater than $150,000. An executive subject to the ownership guidelines must hold equity with a value equal to or greater than the participant’s base salary multiplied by a factor that ranges from 5.0 to .25 depending upon the position he or she holds. A director has four years and an executive has five years to meet the guidelines from the date that the guidelines first apply to him or her.

For purposes of the stock ownership guidelines, equity includes: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans; (2) vested or unvested shares of restricted common stock; (3) the net value, expressed in shares of common stock, of any vested stock options; and (4) the net value, expressed in shares of common stock, of any other vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans.

A more detailed summary of the Company’s stock ownership guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Tax Considerations

Tax Deductibility of U.S. Compensation for Federal Tax Purposes

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). Compensation awarded under the Annual Incentive Plan and the Long-Term Incentive Plan is intended to qualify as “performance-based”. While the Compensation Committee considers the impact of 162(m) when developing and implementing Argo Group’s executive compensation programs, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Tax Deductibility of Bermuda Compensation for Federal Tax Purposes

Argo Group is a Bermuda based entity. None of the compensation paid to any of the Named Executive Officers by Argo Group for service in Bermuda for Argo Group is deductible for U.S. federal income tax purposes. Mr. Pilkington and Mr. Weaver are employed by a U.S. subsidiary of Argo Group, and all of their compensation is deductible for U.S. federal income tax purposes. In addition to their employment by Argo Group, Mr. Watson and Ms. Bufkin also provide services to U.S. subsidiaries of Argo Group, and their compensation for such services paid by such subsidiaries is deductible for U.S. federal income tax purposes.

Code Section 4985

Section 4985 imposes an excise tax on executives deemed to be insiders in a corporation that is deemed to be expatriated under the Code. The excise tax for executives is triggered if any shareholder recognizes a gain on the value of any stock of the corporation as a result of a corporate inversion. Once triggered, Section 4985 imposes tax liability on certain equity grants including unexercised stock grants and unvested restricted stock grants held by officers and directors deemed to be insiders at the maximum individual capital gains rate, currently 15%. This code section also provides that deductions for executive compensation that are normally taken by the employer are disallowed.

Under Section 4985 the excise tax does not apply to the value of any grant for which all taxable income and gain was recognized by an executive officer before the Merger was completed. Thus, to the extent that an executive’s restricted stock was vested, and / or the executive exercised his or her stock options before the Merger was effective, a taxable event would have taken place which would have resulted in the recognition of gain, if any. This would eliminate any excise tax that would otherwise have been payable on the grants.

ANALYSIS OF 2007 COMPENSATION DECISIONS

Decisions Related to the Merger

As previously noted, 2007 was a year of transition and evolution for Argo Group. The Merger was completed on August 7, 2007. One of the immediate changes that took place related to the corporate offices. Argonaut’s corporate offices were in San Antonio, Texas. Argo Group’s corporate offices are located in Bermuda. In order to insure that the objectives of the Merger were realized, the Board asked Mr. Watson to relocate to Bermuda with his family. Ms. Bufkin was also asked to relocate to Bermuda. The Compensation Committee provided both employees with relocation packages that were intended to reimburse expenses related to their moves and to compensate the employees for agreeing to make the move.

In addition to moving Mr. Watson and Ms. Bufkin to Bermuda, Argo Group began searching for additional employees to work at Argo Group. Peleus Re, the Bermuda reinsurance entity that was formed shortly before the Merger, also began hiring the employees who will build that platform into an international specialty reinsurer. Because the competitive pressures in Bermuda are different from those which exist in the United States, the Compensation Committee felt it was necessary to recognize these differences in the compensation program for Bermuda employees. As discussed in the Compensation Committee section on page 17, Towers Perrin was asked to provide information about Bermuda compensation practices. While we do not target a specific percent of peer compensation, this study provided the Compensation Committee with the information necessary to establish compensation packages that are consistent with Bermuda practices and that will attract the executives who will assist us in developing the Bermuda platform.

One of the indirect results of the Merger was the reorganization of Argo Group’s U.S. executive team. With Mr. Watson living in Bermuda, the Company decided that the appointment of a new president of Argonaut to oversee its U.S. operations was desirable. The Company asked Dale Pilkington, the individual who had previously been responsible for the Excess and Surplus Lines segment, to assume this role. Concurrent with the reorganization, Greg Vezzosi who joined Argonaut in January 2007 as Chief Operating Officer, announced that he would leave the Company before the end of the year.

Also in connection with the Merger, on March 14, 2007, PXRE and Jeffrey L. Radke, PXRE’s Chief Executive Officer and President and a Director of PXRE, entered into a letter agreement (the “Separation Agreement”). Ultimately, under the Separation Agreement, Mr. Radke’s employment ended on August 7, 2007, the date of the Merger. He received a lump sum severance payment of $1,687,634.46 the week of February 8, 2008, following the six month anniversary of the date of the Merger. In addition, he was entitled to receive certain payments for medical and disability insurance coverage in lieu of participation in PXRE’s retirement and other benefit plans, and vesting of all of his share options and restricted shares. Mr. Radke is entitled to indemnification for any excise taxes imposed in connection with payments under the Separation Agreement. Mr. Radke has agreed to continue to comply with restrictive covenants relating to confidentiality, the protection of ideas, non-competition and non-solicitation.

Employee Agreements

Argo Group entered into the following agreements with its Bermuda NEOs after the Merger was concluded:

On August 17, 2007, Argo Group executed an employment agreement with Mark E. Watson III, Argo Group’s President and Chief Executive Officer that will terminate on February 7, 2011. The agreement replaces and supersedes the employment agreement previously entered into between Argonaut and Mr. Watson. Under the agreement:

•

Mr. Watson will receive an annualized base salary of $1,000,000 (effective as of June 1, 2007) less applicable withholding and deductions. Argo Group’s Board of Directors will review the base salary annually and may increase (but not decrease) it.

•

Mr. Watson is entitled to receive housing, relocation and home leave travel allowances. Mr. Watson’s relocation allowance was a lump sum payment of $1,500,000 which must be refunded to Argo Group if Mr. Watson terminates the agreement without good reason prior to August 7, 2008.

•

Mr. Watson received a payment of $1,400,000 upon the execution of the agreement, a percentage of which will be refunded to Argo Group if Mr. Watson terminates the Agreement without good reason prior to August 7, 2011, if such termination was not in connection with a change of control (as defined in the agreement).

•	The Board of Directors will determine any annual bonus to which Mr. Watson may be entitled. He also is entitled to participate in any equity plans which may be established by Argo Group.

On August 17, 2007, Argo Group entered into a letter agreement setting forth certain compensatory arrangements for Barbara Bufkin, Argo Group’s Senior Vice President, Business Development. Under the terms of the letter agreement:

•	Ms. Bufkin will receive an annual base salary of $350,000 effective as of June 25, 2007.

•	Ms. Bufkin will be eligible to receive awards under Argo Group’s Annual Incentive Plan and Long-Term Incentive Plan.

•

Ms. Bufkin shall also receive (i) a $14,000 per month housing allowance, (ii) a one-time relocation bonus of $107,650, (iii) reimbursement for moving expenses to Bermuda of up to $50,000, along with a one-time payment of $15,000, (iv) a payment of $20,000 to purchase an automobile for use in Bermuda and (v) a home leave allowance of $10,000 per year; provided that the net after tax amounts provided in (i), (ii) and (iii) shall be repaid by Ms. Bufkin within 5 business days of her resignation if she resigns from the employ of Argo Group or its affiliates prior to March 16, 2009.

On December 7, 2007, Argonaut executed an employment agreement with Dale Pilkington. The agreement provides that:

•

Mr. Pilkington will receive an annualized base salary of $465,000 (effective as of October 25, 2007) less applicable withholding and deductions. Argo Group’s Board of Directors will review the base salary annually and may increase (but not decrease) it.

•

Mr. Pilkington will be eligible to receive bonuses under the Argo Group’s Annual Incentive Plan and Long-Term Incentive Plan. His initial target bonus under each of the Annual Incentive Plan and the Annual Long Term Incentive Plan will be 120% of his Base Salary.

•	Mr. Pilkington received a $20,000 bonus concurrently with his appointment as President of Argo Group’s U.S. operations.

Acceleration of Vesting

As discussed above, under Section 4985, unexercised stock options and unvested restricted stock held by insiders have been subject to an excise tax as a result of the Merger. Argonaut’s Board determined that the five executive officers named in Argonaut’s annual proxy statement dated March 30, 2007 and one other executive officer of Argonaut might be subject to this tax. The identified individuals, all of whom were considered to be NEOs at some time during 2007, were: Mr. Watson, Mr. Haushill, Ms. Bufkin, Mr. LeFlore, Mr. Weaver and Mr. Vezzosi.

The Argonaut Board of Directors determined that it was in the best interests of Argonaut and its shareholders to provide for the accelerated vesting of all unvested stock options and unvested restricted stock grants held by these executive officers prior to the effective time of the Merger. In consideration for the acceleration of the unvested stock options and restricted stock grants, each executive officer agreed to enter into a lockup agreement with Argonaut. The number of shares of Argonaut common stock subject to the lockup was equal in value to 150% of the net after-tax value of the accelerated unvested grants at the close of the market on the date preceding the date of the acceleration. The agreement prohibits the sale or transfer of the subject shares for a period ending upon the earlier of: (a) three years following the date of the acceleration (a period that generally exceeds the previous vesting period for the accelerated grants) and (b) the occurrence of a “change of control” as defined in the agreements. An exception to the duration of the lockup period was made with respect to Mr. Weaver who may retire prior to such date.

It is important to note that the grants which were accelerated were earned over a number of past years. Generally the accounting for such grants is governed by FAS 123R under which compensation expense for equity grants is recognized over a number of years. The decision to accelerate the vesting resulted in the acceleration of the accounting expense. It did not, however, change the amount of compensation expense ultimately recorded for the grants. The compensation tables which follow the Compensation Discussion and Analysis reflect the accounting impact of the acceleration and do not take into consideration the fact that the lock-up agreement restricts access by the insiders to their shares until the lock-up period expires.

Pursuant to the merger agreement, Argo Group had an indemnification obligation to the officers and directors of both PXRE and Argonaut in the event any officer or director incurred an additional tax liability solely as a result of the Merger. If unvested restricted stock and unexercised stock options held by the six insiders had remained outstanding at the effective time of the Merger and they were required to pay excise tax, the indemnification obligation of Argo Group to such executive officers could have been as much as $9 million. One of the conditions included in the acceleration agreements was a requirement that each executive officer agree that, to the extent he or she did not exercise all of his or her outstanding stock options on or before the effective time of the Merger, the executive officer would not be indemnified by Argo Group for any additional tax liability incurred by the executive officer with respect to his or her unexercised stock options as a result of the Merger.

2007 Compensation Decisions

Base Salary

As part of the 2007 compensation review process, Argonaut’s Chief Operating Officer reviewed executive level compensation at the operating units and decided that it was adequate and that no additional increases were warranted. The senior executives who oversee the consolidated group decided that if executives at the operating level were not going to receive increases, it would not be appropriate for executives who oversee the consolidated group to do so either. Thus, the only increase to NEO base salary awarded during the 2007 annual compensation review process was for Mark Haushill, whose base salary was increased from $290,000 to $350,000 to reflect market conditions.

While only one increase in base pay was awarded as part of the annual review process, some increases to base salary were made later in the year. In connection with his move to Bermuda, Mark Watson’s salary was increased to $1,000,000. This amount was in the middle of the range shown on the Bermuda salary review that was done by Towers Perrin. Also in connection with a move to Bermuda and the increased responsibilities she assumed in conjunction with it, Ms. Bufkin’s salary was increased to $350,000. Finally, Mr. Pilkington’s salary was increased to $465,000 when he became the president of Argo Group’s U.S. operations in October 2007 to reflect his increased responsibilities.

Annual Incentive Plan

The 2007 incentive awards which were paid on March 5, 2008 were based upon performance goals for the Company set as part of the 2007 budget process and approved by the Argonaut Board before the Merger. The financial performance goal which was established for the individuals who oversee the consolidated operations of Argo Group was the achievement of pre-tax operating income of $128.5 million. Pre-tax operating income for 2006 was $163.0 million which included $44.9 million of favorable development on prior year reserves, a realized gain of $8.4 million on a sale of a strategic investment, and a realized gain of $7.6 million from a sale of a real estate holding. The 2007 budget did not assume that similar events of this magnitude would occur in 2007. Pre-tax income for 2006 without these events was $102.1 million. The 2007 budget also recognized that the market was softening and margins would be reduced. Finally the 2007 budget included a provision for catastrophes that was not included in 2006. The Board believed that achievement of the 2007 budget by the Company would be a significant accomplishment and, thus, that it would be an effective incentive.

The Company met its performance goal. Individual awards were made based on the bonus percentages established during the 2007 compensation review process, adjusted to reflect individual performance. Because the Argo Group 2007 Annual Incentive Plan was not adopted until November 2007, any award to an NEO which exceeds the Section 162(m) limitation will not qualify for the 162(m) exemption discussed on page 19.

Equity Awards

When Mr. Vezzosi joined Argonaut, he received a stock option grant of 9,726 options at $42.34 and a grant of 3,026 shares of restricted stock. There was no performance trigger associated with either grant and both had time vesting. Mr. Vezzosi was treated as a Section 16 employee and, as discussed in the Acceleration of Vesting section which begins on page 20, both grants were accelerated before the Merger was finalized.

As part of Argonaut’s annual Long-Term Incentive award process, on August 3, 2007 Mr. Pilkington was awarded a stock option grant of 13,616 shares at $42.34 and 3,036 shares of restricted stock if he achieved the following performance goals: (i) successfully lead Argonaut Full Potential through implementation; (ii) establish an integrated E&S segment platform including hiring necessary executives; and (iii) execute steps to improve the process used to write and bind policies.

Argonaut also granted awards in 2007 related to its 2006 Annual Incentive Compensation Plan. As discussed in Argonaut’s 2007 proxy, the financial performance goal which was determined by the Board of Directors for use in making the 2006 incentive awards to the individuals who oversaw the consolidated operations of Argonaut was the achievement of pre-tax operating income of $115.2 million. Argonaut met the goal and individual awards were based upon the target bonus percentages established during the 2006 compensation review process. 50% of the award was made in cash and reported as 2006 compensation and 50% of the award was in the form of restricted stock which was granted in 2007. The target bonus percentages vary by class of employee. The target percentages for the NEOs for the restricted stock portion of the 2006 Annual Incentive grants were: Mr. Watson - 75% of base salary; Ms. Bufkin - 35% of base salary; Mr. LeFlore - 35% of base salary; Mr. Haushill – 35% of base salary; and Mr. Pilkington – 60% of base salary. As indicated in the Acceleration of Vesting discussion which begins on page 20, the awards for Mr. Watson, Ms. Bufkin, Mr. LeFlore and Mr. Haushill were accelerated prior to the Merger. Mr. Pilkington was not a Section 16 employee at that time and his awards will continue to vest over time. Because Mr. Weaver is planning to retire, his entire 2006 Annual Incentive Compensation Plan was paid in cash.

The compensation paid to Mr. Radke, PXRE’s Chief Executive Officer, by PXRE was governed by an Employment Agreement, dated June 23, 2005. In accordance with the terms of this agreement, on March 15, 2007, Mr. Radke received a restricted share grant of 80,080 common shares under the PXRE Long-Term Incentive Plan, which had a fair market value of approximately $400,000, one-half his 2006 base salary. This grant vested on August 7, 2007, upon change of control.

Under the terms of the equity grants issued by PXRE, all unvested grants vested on August 7, 2007 upon the change of control. The transaction was not a change of control for Argonaut. Therefore, except for the acceleration discussed on page 21, no vesting was accelerated. All existing unvested restricted stock grants and all unexercised option grants in both the Argonaut and PXRE equity plans were converted into Argo Group grants.

Chief Executive Officer Compensation

As discussed in the Background section beginning on page 15, Mark Watson developed the strategy for and led Argonaut’s successful turnaround effort. The Board recognized this fact in developing Mr. Watson’s compensation package during the years when the success of the turnaround became apparent. In November, 2006, the Board asked Mr. Watson to take another step and develop and present to it a proposal for its approval for Argonaut to enter into a substantial transaction that would be beneficial to its shareholders. This goal was achieved when the Board approved the Merger in March, 2007. With the completion of the Merger on August 7, 2007, Argo Group entered into the next phase of its evolution.

As noted above, the Board believed that it was important for Mr. Watson to relocate to Bermuda so he would be available to oversee the development of Argo Group’s newest segment, International Specialty, and to guide Argo Group as it expands its international operations. Mr. Watson agreed to do this and he and his family moved to Bermuda.

Mr. Watson’s employment agreement, which was renegotiated in connection with the move, reflects the Board’s satisfaction with his performance and its desire to secure his services for the future. As discussed previously, his base salary was determined using information about Bermuda compensation provided to the Compensation Committee by Towers Perrin. The employment agreement also included provisions directly related to the move. Many executives operating in the Bermuda marketplace have families who live on the East Coast, in locations with easy access to Bermuda and, thus, do not need to move their families in order to work in Bermuda. Mr. Watson’s family, however, lived in San Antonio, and there is no easy access to Bermuda from San Antonio. If Mr. Watson was going to move, his wife and children would need to move with him. His relocation package takes this into consideration. Finally the employment agreement provides a number of perquisites which are routinely offered to executives working in Bermuda.

Mr. Watson’s 2007 compensation also included non-routine expense related to the acceleration of vesting which is discussed on page 21 and which resulted in the vesting of all non-vested options and restricted stock grants before the Merger took place. Because of this acceleration, equity compensation expense that normally would have been spread over a number of years was reported as 2007 compensation. Please refer to the four charts which are footnotes to the Summary Compensation Table and which begin on page 25 for an analysis of the impact of the acceleration for financial purposes.

Interaction of the Elements in the Compensation Programs

Historically the Argonaut Compensation Committee looked at the individual components of compensation when making its decisions. Argonaut offered three main types of compensation: base salary, Annual Incentive Plan awards, and Annual Long-Term Incentive equity grants. The Annual Incentive Plan included both cash and an equity component and the Compensation Committee considered the appropriate mix between the two annually as part of the compensation review process. Base compensation and the Long-Term Incentive grants were considered individually. The Compensation Committee did not have a formal process to aggregate and review all the compensation decisions made during a given year. During 2007, the Compensation Committee decided that such a process was desirable and, beginning in 2008, the compensation review process will include a formal review of the aggregate impact of all components of total compensation.

Because the Compensation Committee wants to retain its NEOs and is aware that they have other employment opportunities, our compensation decisions are based upon current performance consistent with what a competitor would pay the NEO, without the imposition of artificial limits on compensation based upon wealth accumulated as compensation for prior year achievements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis which begins on page 15 with management. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMPENSATION COMMITTEE John R. Power, Jr., Chairman Hector De Leon Philip McLoughlin Gary V. Woods

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)
Name & Principal Position (1)	Year	Salary ($) (2)		Bonus ($)(3)		Stock Awards ($) (4)(5)		Option Awards ($) (4)(6)		Non-Equity Incentive Plan Comp ($)(7)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)		All Other Compensation ($) (9)		Total ($)
Mark Watson, PEO Argo Group	2007 2006	$ $	945,219 706,765	$ $	1,400,000 0	$ $	7,895,544 1,163,830	$ $	1,090,868 919,872	$ $	1,976,828 1,098,422	$ $	(1,114 3,841)	$ $	1,729,351 53,675	$ $	15,036,696 3,946,405
Mark Haushill, Interim PFO, Argo Group	2007 2006	$ $	343,078 285,962	$ $	0 0	$ $	437,968 126,115	$ $	99,832 96,516	$ $	0 180,027	$ $	(225 1,222)	$ $	25,191 36,026	$ $	905,844 725,868
Barbara Bufkin, SVP Argo Group	2007 2006	$ $	330,924 293,269	$ $	107,650 0	$ $	427,119 112,757	$ $	233,956 157,062	$ $	345,945 168,010	$ $	30 414	$ $	164,352 42,570		$1,609,976 774,082
Dale Pilkington, Pres Argonaut Group	2007 2006	$ $	372,115 344,615	$ $	20,000 0	$ $	226,085 163,753	$ $	126,634 125,026	$ $	691,920 267,519	$ $	0 0	$ $	26,777 11,499	$ $	1,463,531 912,412
Charles Weaver, SVP Argonaut Group	2007 2006	$ $	260,000 255,962	$ $	0 0	$ $	95,919 62,334	$ $	184,052 129,601	$ $	157,172 150,000	$ $	(27,526 1,681)	$ $	29,029 21,671	$ $	698,646 621,249
Former NEOs
Byron LeFlore Executive Counsel	2007 2006	$ $	571,106 275,000	$ $	200,000 0	$ $	469,337 141,065	$ $	177,689 140,589	$ $	0 216,021	$ $	(251 967)	$ $	8,970 11,499	$ $	1,426,851 785,141
Bob Myron, PFO Argo Group, PXRE	2007 2006	$ $	333,200 341,500	$ $	491,250 162,500	$ $	0 104,029	$ $	0 14,014	$ $	0 0	$ $	0 0	$ $	161,450 238,552	$ $	985,900 860,595
Jeff Radke, PEO PXRE	2007 2006	$ $	503.077 800,000	$ $	0 0	$ $	1,026,190 305,502	$ $	170,230 173,606	$ $	0 0	$ $	0 10,114	$ $	75,721 275,712	$ $	1,775,218 1,564,934
Greg Vezzosi, COO Argonaut Group	2007 2006	$ $	428,846 0	$ $	675,000 0	$ $	176,850 0	$ $	224,100 0	$ $	0 0	$ $	0 0	$ $	32,641 0	$ $	1,537,437 0

(1)	Compensation agreements with the Named Executive Officers are discussed in Analysis of 2007 Compensation Decisions which begins on page 20.
(2)	Cash compensation earned by the Named Executive Officers, which includes amounts deferred under the Company’s 401(k) Plan and the Company’s Supplemental Executive Retirement Plan.
(3)	2007 bonuses paid to NEOs include: Mark Watson, $1,400,000 in connection with the signing of his employment agreement and agreement to Argo Group’s request that he and his family move to Bermuda which is discussed on page 20; Barbara Bufkin, $107,650 in connection with the signing of her letter agreement and her agreement to Argo Group’s request to move to Bermuda which is discussed on page 20; Dale Pilkington, $20,000 concurrently with the signing of his employment agreement which is discussed on page 21; Bob Myron, $150,000 in connection for his work on a special project involving the sale of PXRE Reinsurance Company which was completed after Mr. Myron left Argo Group; Greg Vezzosi $675,000 in connection with his decision to leave the company following the post-Merger reorganization as discussed on page 20, and Byron Leflore $200,000 in connection with his work in connection with the Merger.
(4)	As discussed in the Acceleration of Vesting section beginning on page 21, unvested options and restricted stock grants for most of the NEOs were vested in connection with the Merger. This served to accelerate expenses which normally would have been recognized over a number of years. In consideration for the acceleration of the unvested stock options and restricted stock grants, each executive officer agreed to enter into a lockup agreement with Argonaut. The number of shares of Argonaut common stock subject to the lockup was equal in value to 150% of the net after-tax value of the accelerated unvested grants at the close of the market on the date preceding the date of the acceleration. The agreement prohibits the sale or transfer of the subject shares for a period ending upon the earlier of: (a) three years following the date of the acceleration (a period that generally exceeds the previous vesting period for the accelerated grants) and (b) the occurrence of a “change of control” as defined in the agreements. An exception to the duration of the lockup period was made with respect to Mr. Weaver who may retire prior to such date. The compensation expense was recognized even though the shares were not available to the employees because of the lock-up agreement.

(5)	The following table divides FAS123R restricted stock grant expense between grants issued in 2007 and grants issued in prior year.

Name	FAS 123R Expense For Prior Year Restricted Stock Grants	FAS 123R Expense For Current Year Restricted Stock Grants	Total 2007 FAS 123R Expense
Mark Watson	$7,163,291	$732,253	$7,895,544
Mark Haushill	$318,012	$119,956	$437,968
Barbara Bufkin	$315,129	$111,990	$427,119
Dale Pilkington	$137,983	$88,102	$226,085
Charles Weaver	$95,919	$0	$95,919
Jeff Radke	$626,190	$400,000	$1,026,190
Bob Myron	$0	$0	$0
Greg Vezzosi	$0	$176,850	$176,850
Byron LeFlore	$415,391	$53,946	$469,337

The following table divides the FAS 123R expense for restricted stock grants between the expense that would have been reported in 2007 if the acceleration had not taken place and the amount which was accelerated.

Name	FAS 123R Expense For Restricted Stock Grants Without Acceleration	Accelerated FAS 123R Expense For Restricted Stock Grants		Total 2007 FAS 123R Expense
Mark Watson	$319,953		$7,575,591	$7,895,544
Mark Haushill	$86,570		$351,398	$437,968
Barbara Bufkin	$83,928		$343,191	$427,119
Dale Pilkington	$226,085	$		$226,085
Charles Weaver	$27,510		$68,409	$95,919
Jeff Radke	$330,462		$695,728	$1,026,190
Bob Myron	$0		$0	$0
Greg Vezzosi	$18,422		$158,428	$176,850
Byron LeFlore	$94,001		$375,336	$469,337

Please refer to the Grants of Plan-Based Award table on page 27 for additional information about current year grants and to the Outstanding Equity Awards at Fiscal Year-End table beginning on page 27 and the Option Exercises and Stock Vested table beginning on page 27 for additional information about prior year grants.

(6)	The following table divides FAS123R stock option expense between options granted in 2007 and grants issued in prior year.

Name	FAS 123R Expense For Prior Year Stock Option Grants	FAS 123R Expense For Current Year Stock Option Grants	Total 2007 FAS 123R Expense
Mark Watson	$1,090,868	$0	$1,090,868
Mark Haushill	$99,832	$0	$99,832
Barbara Bufkin	$233,956	$0	$233,956
Dale Pilkington	$103,225	$23,409	$126,634
Charles Weaver	$184,052	$0	$184,052
Jeff Radke	$0	$170,230	$170,230
Bob Myron	$0	$0	$0
Greg Vezzosi	$0	$224,100	$224,100
Byron LeFlore	$177,689	$0	$177,689

The following table divides the FAS 123R expense for stock option grants between the expense that would have been reported in 2007 if the acceleration had taken place and the amount which was accelerated.

Name	FAS 123R Expense For Stock Option Grants Without Acceleration	Accelerated FAS 123R Expense For Stock Option Grants	Total 2007 FAS 123R Stock Option Grant Expense
Mark Watson	$376,970	$713,898	$1,090,868
Mark Haushill	$50,685	$49,147	$99,832
Barbara Bufkin	$79,582	$154,374	$233,956
Dale Pilkington	$126,634	$0	$126,634
Charles Weaver	$75,068	$108,984	$184,052
Jeff Radke	$113,487	$56,743	$170,230
Bob Myron	$0	$0	$0
Greg Vezzosi	$23,344	$200,756	$224,100
Byron LeFlore	$68,705	$108,984	$177,689

Please refer to the Grants of Plan-Based Award table on page 27 for additional information about current year grants and to the Outstanding Equity Awards at Fiscal Year-End table beginning on page 27 and the Option Exercises and Stock Vested table page 27 for additional information about prior year grants.

(7)	Non-equity incentive plan compensation includes cash compensation made under the Annual Incentive Plan. Refer to the Annual Incentive Plan discussion beginning on page 22 for a discussion of the decisions made related to this plan and to the Grants of Plan Based Awards on page 27 for information about the actual grants.

(8)	The change in the present value of the pension plan which occurred during 2007. The Pension Benefits table on page 29 presents additional information about both the calculation of the change and the plan itself.

(9)	All other compensation includes:

	401(k) Plan Contributions	Imputed Value of Term Life Insurance	Supplemental Executive Retirement Plan Benefit	Company Paid Life Insurance Payments	Perquisites(a)	Total
Mark Watson	$22,500	$0	$49,662	$5,355	$1,651,834	$1,729,351
Mark Haushill	$10,845	$1,215	$13,131	$0	$0	$25,191
Barbara Bufkin	$17,342	$1,932	$3,357	$0	$141,711	$164,342
Dale Pilkington	$15,750	$2,277	$8,750	$0	$0	$26,777
Charles Weaver	$5,500	$10,829	$12,700	$0	$0	$29,029
Byron LeFlore	8,204	$766	$0	$0	$0	$8,970
Bob Myron	$15,400	$0	$0	$0	$146,050	$161,450
Jeff Radke	$6,923	$0	$16,587	$0	$52,211	$75,721
Greg Vezzosi	$6,039	$2,621	$23,981	$0	$0	$32,641

(a)	2007 perquisites for Named Executive Officers whose aggregate perquisite amount exceeded $10,000 during 2007. Reported amounts are included in the table below. Perquisites for Dale Pilkington, Greg Vezzosi, Mark Haushill, Byron Leflore and Charles Weaver were less than $10,000.

The following table provides detail for NEOs whose perquisites were over $25,000:

	Financial Planning	Travel to Work Location	Relocation Expense	Housing Allowance	Home Leave Travel Allowance	Car Allowance	Total Perquisites
Mark Watson	$1,500	$0	$1,500,000	$133,846	$15,383	$1,105	$1,651,834
Barbara Bufkin	$1,500	$2,211	$15,000	$98,000	$5,000	$20,000	$141,711
Jeff Radke	$0	$0	$0	$40,211	$12,000	$0	$52,211
Bob Myron	$0	$0	$0	$130,050	$16,000	$0	$146,050

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(f)	(i)		(j)		(k)
Name	Grant Date	Threshold($)	Target ($)(1)	Maximum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Options: Number of Shares Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)
Mark Watson		$750,000	$1,000,000	$3,000,000
Mark Haushill		$131,250	$262,500	$525,000
Barbara Bufkin		$131,250	$262,500	$525,000
Dale Pilkington		$279,000	$558,000	$1,116,000
	8/3/2007				3,026	(2)	13,616	(2)	$42.34
Charles Weaver		$59,625	$119,250	$238,500

(1)	The 2007 Incentive Plan awards which are discussed on page 22 of the Compensation Discussion & Analysis. The following awards were paid on March 5, 2008: Mr. Watson - $1,976,828, Ms. Bufkin - $ 345,945, Mr. Pilkington - $691,920, and Mr. Weaver - $157,172.
(2)	Long term incentive grants are conditioned on the achievement of specific individual goals during 2007 and which, if the performance goals are achieved, will vest in 4 equal installments beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Watson	64,840		$35.3500	08/06/2013
	12,968		$20.0500	08/05/2014
	34,836		$25.0000	02/03/2011
	64,840		$34.3300	03/12/2012
	7,099		$35.2900	01/21/2011
	9,077		$53.9800	04/20/2017
	9,084		$56.0900	02/02/2011

Mark Haushill	6,484		$35.3500	08/06/2013
	12,968		$18.5700	05/14/2014
	12,968		$25.0000	02/03/2011
	648		$36.4100	12/08/2011
	1,361		$53.9800	04/20/2016

Barbara Bufkin	12,968		$27.1100	09/03/2013
	12,968		$18.5700	05/14/2014
	12,968		$25.0000	02/03/2011
	628		$36.4300	09/03/2013
	12,968		$34.3300	03/12/2012
	2,593		$53.9800	04/21/2013

Dale Pilkington	0	11,346	$34.3300	03/11/2012	(b)	2,429	$102,334	(e)
	0	13,616	$42.3400	08/03/2014	(c)	3,446	$145,180	(f)
	584	1,750	$53.9800	04/21/2013	(d)	3,026	$127,485	(g)
						2,546	$107,263	(h)
						917	$38,633	(i)

Charles Weaver	4,054		$18.5700	05/14/2014
	6,484		$25.0000	02/03/2011
	9,726		$34.3300	03/12/2012

Generally stock awards and stock option grants vest in equal installments over the vesting period. However, as discussed on page 21, vesting for all unvested awards for Mark Watson, Mark Haushill, Barbara Bufkin and Charles Weaver was accelerated in anticipation of the Merger.

	# Years in Vesting Period	Grant Date	Date grant will be fully vested
(b)	4	03/11/2005	03/11/2009
(c)	4	8/3/2007	8/3/2011
(d)	4	4/20/2006	4/21/2010
(e)	3	3/21/2006	3/21/2009
(f)	3	1/31/2007	1/31/2010
(g)	4	8/3/2007	8/3/2011
(h)	4	4/20/2006	4/20/2010
(i)	3	3/11/2005	3/11/2008

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Mark Watson	94,018	$2,190,225	13,204	$641,648.38
	23,293	$549,652.50	5,096	$255,467.62
	15,610	$411,441.75	32,420	$1,612,246.60
	25,936	$812,000	14,156	$673,259.36
	27,492	$640,452	129,680	$6,167,580.80
	90,776	$2,079,700	12,968	$633,421.96
	3,242	$74,275	9,943	$488,867.38
	6,484	$154,800
	2,643	$63,081

Mark Haushill			849	$42,562.94
			409	$21,206.65
			2,319	$110,291.64
			2,126	$104,534.76
			1,823	$91,799.96
			972	$47,893.68
			3,526	$171,348.04

Barbara Bufkin			679	$34,040.84
			408	$20,108.66
			2,026	$102,019.23
			432	$22,399.20
			2,165	$102,967.40
			3,772	$183,304.48
			2,126	$104,534.76

Dale Pilkington	1,621	$61,862	1,216	$63,694.08
	4,863	$183,600	849	$43,893.30
	1,621	$61,200	917	$48,325.90
	5,187	$83,520	1,187	$61,545.95
	6,484	$85,525
	4,863	$81,831

Charles Weaver			1,532	$74,956.76
			624	$31,281.12
			1,620	$81,575.10
			409	$21,206.65

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2007 ($) (1)(2)	Present Value of Accumulated Benefit as of 12/31/2006 ($) (2)
Mark Watson	Argonaut Group, Inc. Retirement Plan	3.4	$27,539	$27,970
	Argonaut Group Pension Equalization Plan	3.4	$43,628	$44,310
Mark Haushill	Argonaut Group, Inc. Retirement Plan	2.2	$18,206	$18,386
	Argonaut Group Pension Equalization Plan	2.2	$4,490	$4,535
Barbara Bufkin	Argonaut Group, Inc. Retirement Plan	0.4	$5,730	$5,708
	Argonaut Group Pension Equalization Plan	0.4	$2,041	$2,033
Charles Weaver	Argonaut Group, Inc. Retirement Plan	1.0	$0	$27,526

In November, 2003, the Company amended both the Argonaut Group, Inc. Retirement Plan (the “Pension Plan”), a defined benefit plan, and the Argonaut Group, Inc. Pension Equalization Plan (the “Pension Equalization Plan”), a plan which provided retirement benefits which would have been payable under the Pension Plan but for the limits imposed by the Internal Revenue Code, to freeze benefits after February 29, 2004. No additional benefits have been accrued since that date.

1.	The changes in the values of the accumulated benefits for Mr. Watson, Mr. Haushill and Ms. Bufkin during 2007 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004. The change in the value of Mr. Weaver’s benefit was because he elected to take a lump sum payment when he turned 65 in April, 2007.
2.	Please refer to Footnote 13 of the 2007 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007 which provides details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(f)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($)	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark Watson	$31,223	$56,412	$3,346	$247,095
Barbara Bufkin	$1,482	$5,037	$1,029	$19,656
Mark Haushill	$11,192	$13,131	$3,885	$67,722
Dale Pilkington	$1,522	$10,298	$1,644	$42,573
Charles Weaver	$11,723	$12,700	$1,459	$35,417

Under the Argonaut Group, Inc. 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of an employee is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	2% of the employee’s eligible pay.

During 2007 the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $225,000 and the maximum dollar amount of the 401(k) contribution that could be made to $15,500 plus an additional $5,000 for employees over the age of 50. The Argonaut Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its employees which would be payable under the Argonaut Group, Inc. 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP amount balance is calculated as though the funds in the account were invested in substantially the same funds the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

During 2007, the Company credited contributions to the account maintained for each Named Executive Officer for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Internal Revenue Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 2% of the excess of the Named Executive Officer’s eligible compensation for the 2007 fiscal year less the maximum amount of compensation permitted to be taken into account under the Internal Revenue Code ($225,000 for the 2007 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested in substantially the same funds that the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $15,500 allowed under the Internal Revenue Code and executives 50 years old or older who elect to contribute more than the $20,500 allowed under the Internal Revenue Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments Upon Termination or Change of Control

The Company maintains a number of plans and agreements which would govern the amount a Named Executive Officer would receive if he or she resigned or was terminated or if a change of control occurred. Should either a termination or change of control event occur, the amounts received by recipients will depend upon the facts applicable to the date of the transaction or event. The following calculations are for illustration purposes only and are based on the following assumptions:

i.	The trigger event occurred on December 31, 2007;

ii.	All payments were made on that date; and

iii.	The stock price used to calculate the value of equity awards was $42.13, the price at which the Company’s common stock closed on December 31, 2007, the last trading date of 2007.

Mark E. Watson III Employment Agreement

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Watson’s employment agreement:

1)	Mr. Watson’s Termination By the Company With Cause

If the Company terminates Mr. Watson with “Cause” (as defined in the employment agreement), he shall receive his base salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Voluntary Resignation by Mr. Watson for Good Reason or Termination of Mr. Watson By the Company Without Cause or for Disability

If Mr. Watson resigns for “Good Reason,” if he is terminated by the Company without “Cause” or if he is terminated by the Company for “Disability” (as defined in the employment agreement), Mr. Watson shall receive his base salary and benefits accrued and any bonus fully earned through the date of termination. In addition, he shall receive an amount equal to three times his Base Salary on the six month anniversary of the date of such termination. If the termination occurs upon or following a “Change of Control” (as defined in the employment agreement), he shall receive five times his base salary payable on the six month anniversary of the date of such termination. Finally, he shall be eligible for continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for three (3) years from the date of his termination, whichever is earlier.

Under the terms of the employment agreement, if Mr. Watson had resigned for Good Reason, had been terminated without Cause or was terminated because of Disability on 12/31/2007, in addition to amounts earned before his termination, he would have received: (a) a payment of $3,000,000 six months after the termination took place; and (b) medical coverage which, if he received it for the entire three year period, would be valued at $40,734 based on the rates in effect for the medical coverage at 12/31/2007. Mr. Watson has no unvested equity grants. The value of his vested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007, and the option exercise price was $1,876,998.

Under the terms of the employment agreement, if Mr. Watson had been terminated following a Change of Control on 12/31/2007, he would have received: (a) a payment of $5,000,000 six months after the termination took place; and (b) medical coverage which, if he received it for the entire three year period, would be valued at $40,734 based on the rates in effect for the medical coverage at 12/31/2007. Mr. Watson has no unvested stock options. The value of his vested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007, and the option exercise price was $1,876,998.

If any payment or benefit by the Company resulting from a Change of Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Watson an additional payment which will compensate him for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income. There would be no payment, based on his base salary and his tax rate at December 31, 2007.

3)	Death

In the event of Mr. Watson’s death, his estate shall be entitled to receive the amount of his base salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Watson had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Watson had selected on December 31, 2007 assuming that his spouse purchased the coverage for one full year is $8,223.

The payments and continued benefits under the employment agreement are conditioned on Mr. Watson releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company. In addition, the Employment Agreement provides that, for a period of one year following termination, Mr. Watson shall be prohibited from

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business; or

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company.

However, if the employment agreement is terminated due to: (a) Mr. Watson’s Disability; (b) by the Company without Cause; or (c) by Mr. Watson for Good Reason, Mr. Watson shall no longer be bound by the foregoing Non-Competition Obligations. However, in these circumstances, he will continue to be bound by customary confidentiality provisions contained in the Agreement indefinitely and will be prohibited from interfering with the Company’s relationships with its customers, prospects or clients for a period of one year.

Dale H. Pilkington Employment Agreement

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Pilkington’s employment agreement using the same assumptions as set forth above:

1)	Mr. Pilkington’s Termination By the Company With Cause

If the Company terminates Mr. Pilkington with “Cause” (as defined in the employment agreement), he shall receive his base salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Termination of Mr. Pilkington By the Company Without Cause or for Disability

If Mr. Pilkington is terminated by the Company without “Cause” or if Mr. Pilkington is terminated by the Company for “Disability” (as defined in the employment agreement), he shall receive his Base Salary and benefits accrued and any bonus fully earned through the date of termination. In addition, he shall receive: (a) an amount equal to his base salary payable over a one year period on the same basis as such base salary would have been paid had he remained employed by the Company; (b) cash and/or common stock, at the Company’s election, equal to the net value of all unvested stock options, restricted stock and other equity awards as of the date of termination as if fully vested and exercised on the date of termination and (c) continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for one (1) year from the date of his termination, whichever is earlier.

If Mr. Pilkington had been terminated on 12/31/2007 without Cause or for Disability in addition to the amounts earned before his termination, he would have received: (a) $465,000 paid over a one year period following his termination; (b) either a cash payment or common stock equal to (i) the net value of his unvested stock options, ($88,499, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007, and the option exercise price) and (ii) the net value of his unvested restricted stock ($520,895, based on the Company’s common stock price at the close of market on December 31, 2007); and (c) medical coverage which, if he was to receive an entire year of coverage, was valued at $13,312 based on the rates in effect for the medical coverage at 12/31/2007. The value of his vested stock options at 12/31/2007, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007 was $0.

3)	Change of Control

The stock option and restricted stock agreements for the Named Executive Officers vest upon the occurrence of a “Change of Control.” The net value of Mr. Pilkington’s unvested stock options at 12/31/2007 was $88,499, calculated as the difference between the Company’s common stock price at the close of market and the option exercise price. The value of his unvested restricted stock on 12/31/2007 as $520,895, based on the Company’s common stock price at the close of market.

4)	Death

If the employment agreement is terminated due to Mr. Pilkington’s death, his estate shall be entitled to receive the amount of his base salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Pilkington had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his estate shall be entitled to receive a lump sum payment in cash and/or common stock, at the Company’s election, equal to the net value of all unvested equity compensation as of the date of death as if fully vested and exercised on the date of death. His surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year.

The net value of his unvested stock options at 12/31/2007 was $88,499, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007, and the option exercise price. The net value of his unvested restricted stock was at 12/31/2007 was $520,895, based on the Company’s common stock price at the close of market. The net value of his medical coverage for the full one year period, was $13,312 based on the rates in effect for the medical coverage at 12/31/2007. The value of his vested stock options at 12/31/2007, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2007 was $31,559.

The payments and continued benefits under the employment agreement are conditioned on Mr. Pilkington releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company.

In addition, the employment agreement provides that, for a period of one year following termination, Mr. Pilkington shall be prohibited from

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business; or

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company.

Executive Retention Agreements

On June 30, 2006, the Company’s Compensation Committee authorized the Company to enter into Executive Retention Agreements (the “Retention Agreements”) with some of the Company’s executive officers including Barbara C. Bufkin, Mark W. Haushill and Charles Weaver. The Retention Agreements will expire on July 1, 2008. The Retention Agreements provide that if a Change of Control, defined as the acquisition of more than thirty percent (30%) of the combined voting power of the Company by another person or entity, occurs during the term of an executive officer’s Retention Agreement, and either the executive officer’s employment is terminated within 18 months thereafter by the Company without Cause (as defined in the Retention Agreements) or the executive officer resigns for Good Reason (as defined in the Retention Agreements) within 18 months thereafter within a reasonable time after gaining knowledge of the circumstances constituting Good Reason, then the executive officer will receive: (a) a lump sum severance payment equal to two times the executive officer’s annual cash compensation for Barbara Bufkin and Mark Haushill and one times the executive officer’s annual cash compensation for Chuck Weaver; (b) reimbursement of COBRA health insurance costs for 12 months for the executive and his or her dependants; and (c) any other payments and benefits for which he or she qualifies under the terms of any employee benefit plans or arrangements, other than any severance benefit, adopted by the Company from time to time and in effect at the time of his or her termination.

If any payment or benefit by the Company resulting from a Change of Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay the executive officer an additional payment which will compensate him or her for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income.

The Retention Agreements provide that, if the executive officer is terminated and receives a lump sum severance payment equal to a multiple of such executive officer’s annual cash compensation, then for a period of one year following termination, the executive officer shall be prohibited from:

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business;

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company; or

d.	Interfering with the Company’s relationships with its customers, prospects or clients.

The value of the payments and benefits available to the executive officers had they been terminated under the foregoing circumstances on December 31, 2007 following a Change of Control would have been:

1.	Lump sum severance payment: Barbara Bufkin - $700,000; Mark Haushill - $700,000 and Charles Weaver - $260,000;

2.	COBRA reimbursements: Barbara Bufkin - $10,446; Mark Haushill - $13,578; and Charles Weaver - $10,081.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules recently adopted by the Securities and Exchange Commission (“SEC”), Argo Group is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to shareholders electronically via the Internet. A notice of Annual General Meeting (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 27, 2008. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. The Company’s Annual Report on Form 10-K for the year ended 2007 and this proxy statement are also available on the Company’s website at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Finally, in April 2008, Argo Group will send its shareholders a Summary Annual Report which will include condensed financial statements.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “The Audit Committee Report to the Board of Directors” shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

If a shareholder desires to present a proposal for inclusion in next year’s Proxy Statement, such shareholder must submit such proposal in writing to us for receipt not later than December 1, 2008. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2009 proxy materials.

For any proposal that is not intended for inclusion in the 2009 Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual General Meeting, Commission rules permit the Proxy holders to vote Proxies in their discretion if Argo Group does not receive notice of the proposal prior to the close of business on November 15, 2008. Notices of intention to present proposals at the 2009 Annual General Meeting should be addressed to Argo Group’s Secretary, Argo Group International Holdings Ltd., P.O. Box 1282, Hamilton HM FX, Bermuda, Attention: Secretary. Shareholders who wish to submit a proposal for consideration at our 2009 Annual General Meeting of shareholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than March 1, 2009 and otherwise comply with the notice provisions of our Bye-Laws. If a shareholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the 2008 Annual General Meeting. In either case, proposals should be delivered to Argo Group International Holdings, Ltd., P.O. Box 1282, Hamilton HM FX, Bermuda, Attention: Secretary.

By Order of the Board of Directors

David J. Doyle
Secretary

March 27, 2008

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 17, 2008

The undersigned stockholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 14, 2008 at the 2008 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 2008 at the corporate offices of Argo Group, located at 110 Pitts Bay Road, Pembroke HM 08, Bermuda and at any adjournments or postponements thereof.

The Shares Represented By This Proxy Will Be Voted in the Manner Directed. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 17, 2008. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

SUBMIT PROXY BY INTERNET - www.proxyvote.com
ARGO GROUP INTERNATIONAL HOLDINGS, LTD. 110 PITTS BAY ROAD PEMBROKE HM08 BERMUDA	Use the Internet to submit your proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Argo Group International Holdings, Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to submit your proxy using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

SUBMIT PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to submit your proxy up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Argo Group International Holdings, Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARGGI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR Proposals 1 and 2.	☐	☐	☐	______________________________

Vote On Directors
1. To elect four Class I directors to our Board of Directors for a term of three years; 01) H. Berry Cash 02) Bradley E. Cooper 03) Fayez S. Sarofim 04) Mark E. Watson III

Vote On Proposal					For	Against	Abstain

2.     To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young

        LLP be appointed as our independent auditors for the fiscal year ending December 31, 2008 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors;

					☐	☐	☐

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date